UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2007

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	000-52606	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Advisory Agreement Amendment

On July 17, 2007, KBS Real Estate Investment Trust, Inc. (the “Company”) and KBS Capital Advisors LLC, the Company’s external advisor (the “Advisor”), entered into Amendment No. 4 (“Amendment No. 4”) to the Advisory Agreement dated as of November 8, 2006 (the “Advisory Agreement”). Pursuant to Amendment No. 4, the Advisor agreed (i) to advance funds to the Company equal to the amount by which the cumulative amount of distributions declared by the Company from January 1, 2006 through the period ending August 31, 2007 exceeds the amount of the Company’s funds from operations and (ii) to an adjustment to the Advisor’s asset management fee with respect to a joint venture investment that the Company is currently negotiating. The Company is negotiating the acquisition of an 80% economic interest in a joint venture formed to own a portfolio of institutional-quality industrial properties (the “Joint Venture.”). The Company has not entered any agreements related to the Joint Venture and there can be no assurance that an agreement will be completed.

Advance related to Distributions

In connection with the Board of Directors’ declaration of distributions for each day in the period from August 1, 2007 through August 31, 2007, the Advisor agreed to advance funds to the Company equal to the amount by which the cumulative amount of distributions declared by the Company from January 1, 2006 through the period ending August 31, 2007 exceeds the amount of the Company’s funds from operations (as defined by NAREIT) from January 1, 2006 through August 31, 2007. The Advisor agreed that the Company will only be obligated to reimburse the Advisor for these expenses if and to the extent that the Company’s cumulative funds from operations for the period commencing January 1, 2006 through the date of any such reimbursement exceed the lesser of (i) the cumulative amount of any distributions declared and payable to the Company’s stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on invested capital for the Company’s stockholders for the period from July 18, 2006 through the date of such reimbursement. No interest will accrue on the advance being made by the Advisor. At July 23, 2007, the Advisor had advanced an aggregate of $1.6 million to the Company, all of which is outstanding, for the payment of distributions and to cover its expenses, excluding depreciation and amortization, in excess of its revenues.

Asset Management Fee related to Joint Venture

Amendment No. 4 adjusts the asset management fee that the Advisor would receive should the Company enter into the Joint Venture. As amended, the Company would pay the Advisor a monthly asset management fee related to the Joint Venture as follows:

Months of Ownership of Investment	Asset Management Fee
1-36	1/12 of 0.27% of Cost of JV Investment *
Month 37 +	To be negotiated upon renewal of advisory agreement

*	“Cost of JV Investment” shall equal the product of (i) the amount actually paid or allocated to the purchase, development, construction or improvement of properties by the Joint Venture, inclusive of expenses related thereto, and the amount of any outstanding debt associated with such properties and the venture and (ii) the percentage that represents the Company’s economic interest in Joint Venture.

In addition, if at any time during the Company’s ownership of an interest in the Joint Venture, the Company’s funds from operations for the period commencing January 1, 2006 through the date of any such calculation exceed an amount that is equal to a 7.0% cumulative, non-compounded, annual return on invested capital (as defined) for the Company’s stockholders for the period from July 18, 2006 through the date of such reimbursement (the “7% Return”), then as of the date of such calculation the Advisor shall earn a fee (the “Performance Fee”) in an amount that would make the Advisor’s cumulative fees related to the Company’s investment in the Joint Venture (including the asset management fee set forth above and any Performance Fee amounts already paid) equal to 0.75% of the Cost of JV Investment on an annualized basis from the date of the Company’s investment in the Joint Venture through the date of calculation, provided that on any calculation date the Advisor shall earn only the portion of this amount that is available from the Company’s positive funds from operations for the period commencing January 1, 2006 through the date of any such calculation less the 7% Return.

No Performance Fee will be earned unless and until the advance from the Advisor in the Advisory Agreement (described herein), as amended, has been repaid in full.

ITEM 8.01	OTHER EVENTS

Declaration of August Distribution

On July 17, 2007, the Company’s board of directors declared a daily distribution for the period from August 1, 2007 through August 31, 2007, which distribution the Company expects to pay in September 2007. Investors may choose to receive cash distributions or purchase additional shares through the Company’s dividend reinvestment plan. The distributions will be calculated based on stockholders of record each day during the period at a rate of $0.0019178 per share per day and will equal a daily amount that, if paid each day for a 365-day period, would equal a 7.0% annualized rate based on a purchase price of $10.00 per share. The Advisor has agreed to advance funds to the Company equal to the amount by which the cumulative amount of distributions declared by the Company from January 1, 2006 through the period ending August 31, 2007 exceeds the amount of the Company’s funds from operations for the period, as described in Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: July 23, 2007	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer